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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                     PURSUANT TO RULES 13D-1(b), (c) AND (d)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                              (AMENDMENT NO. 2)(1)


                            Apex Silver Mines Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)



                        Ordinary Shares, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    G04074103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                              ---------------------

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]  Rule 13d-1 (b)
                  [ ]  Rule 13d-1 (c)
                  [x]  Rule 13d-1 (d)


-------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------                                         -------------------
CUSIP NO. G04074103                  13G                      PAGE 2 OF 5 PAGES
--------------------                                         -------------------


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas S. Kaplan
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
      NUMBER OF        5       SOLE VOTING POWER

       SHARES                  3,554,729
                     -----------------------------------------------------------
    BENEFICIALLY       6       SHARED VOTING POWER

      OWNED BY                 0
                     -----------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER

      REPORTING                3,554,729
                     -----------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

        WITH                   0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,554,729

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.8%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          Individual (IN)

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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--------------------                                         -------------------
CUSIP NO. G04074103                    13G                    PAGE 3 OF 5 PAGES
--------------------                                         -------------------



--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

Apex Silver Mines Limited
--------------------------------------------------------------------------------

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

Caledonian House, 69 Jennette Street, George Town, Grand Cayman, Cayman Islands, British West Indies
--------------------------------------------------------------------------------

ITEM 2(a). NAME OF PERSON FILING:

Thomas Scott Kaplan
--------------------------------------------------------------------------------

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

154 West 18th Street, New York, New York 10011
--------------------------------------------------------------------------------

ITEM 2(c). CITIZENSHIP:

United States
--------------------------------------------------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Ordinary Shares, $0.01 Par Value
--------------------------------------------------------------------------------

ITEM 2(e). CUSIP NUMBER:

G04074103
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ]  Broker or dealer registered under Section 15 of the Act.

(b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

(c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act.

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

(e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

(g) [ ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
         Item 7.

(h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).



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CUSIP NO. G04074103                  13G                      PAGE 4 OF 5 PAGES
--------------------                                         -------------------


ITEM 4.    OWNERSHIP.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount beneficially owned:

                  3,554,729 (see Exhibit A)
                  --------------------------------------------------------------

         (b)      Percent of class:

                  9.8%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote 3,554,729
                                                                   -------------


                  (ii)     Shared power to vote or to direct the vote 0
                                                                     -----------

                  (iii) Sole power to dispose or to direct the disposition of 3,554,729
                           -----------------------------------------------------

                  (iv)     Shared power to dispose or to direct the disposition
                           of 0
                             ---------------------------------------------------


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The Reporting Person's spouse has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Shares held by Argentum and Consolidated..

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


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CUSIP NO. G04074103                   13G                     PAGE 5 OF 5 PAGES
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ITEM 10.   CERTIFICATION.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.


                                                        February 10, 2003
                                                    --------------------------
                                                              (Date)


                                                     /s/ Thomas Scott Kaplan
                                                    --------------------------
                                                           (Signature)

                                                       Thomas Scott Kaplan
                                                    --------------------------
                                                           (Name/Title)




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                                    EXHIBIT A
                                       TO
                                    FROM 13G


         As of December 31, 2002, the Reporting Person beneficially owned 3,554,729 Ordinary Shares (the "Shares") of the Issuer, which includes 935,345 Shares of the Issuer owned by Argentum LLC, a Limited Liability Company organized under the laws of the Cayman Islands, and 2,191,325 Shares of the Issuer owned by Consolidated Commodities, Ltd., a Limited Liability Company organized under the laws of Bermuda, as to which the Reporting Person has voting and dispositive control pursuant to Voting Trust Agreements;31,284 Shares owned directly by the Reporting Person and 396,775 Shares that the Reporting Person has the right to acquire upon the exercise of options within 60 days.